THIS CONTRACT is made

BETWEEN:

(1)AXIS UK SERVICES LIMITED incorporated and registered in England and Wales with company number 05745749 whose registered office is at 52 Lime Street, London, England, EC3M 7AF (referred to as “the Company”), a wholly owned, indirect subsidiary of AXIS Capital Holdings Limited, a Bermuda company (the “Parent”) and

(2)DAN DRAPER (referred to as "the Employee" or “you” or “your” as the context requires)

1.COMMENCEMENT OF EMPLOYMENT

1.1.The Company shall employ you in the position of Group Chief Underwriting Officer, or in such other position as is mutually agreeable to you and the Company.

1.2.The “Employment Term” shall commence October 1, 2022 and shall terminate December 31, 2025; provided, however, that the Employment Term shall automatically be extended for successive one year periods unless either party shall give at least six (6) month’s prior notice of non-renewal or until earlier terminated by the Company or by you, as applicable, prior to the end of the Employment Term without any breach of this Agreement under the following circumstances:

1.1.1.Death. Your employment shall automatically terminate upon your death.

1.1.2.Disability. The Company shall be entitled to terminate your employment if, as a result of your incapacity due to physical or mental illness or injury, you shall have been unable to perform your duties hereunder for a period of one hundred eight-one (181) days in any twelve (12) month period (your "Disability").

1.1.3.Cause. The Company may terminate your employment at any time for Cause which, for purposes of this Agreement, shall mean an involuntary termination of your employment pursuant to Clause 15.1.

1.1.4.Without Cause. The Company may terminate your employment at any time without Cause; provided, however, that the Company provides you with notice of its intent to terminate at least six (6) months in advance of the date of termination (or pays you severance in lieu of all or a portion of such notice) as described in Clause 14.

1.1.5.Voluntary Resignation. You may voluntarily terminate your employment hereunder; provided, however, that in the event you are not terminating for Good Reason pursuant to Clause 1.2.6 below, you provide the Company with notice of your intent to terminate at least six (6) months in advance of the date of termination as described in Clause 14.

1.1.6.Good Reason. You may terminate your employment for Good Reason if (i) (A) the scope of your position, authority or duties is materially adversely changed (except for changes during a notice period as authorized under Clause 13), (B) your remuneration under this Contract is not paid or your base salary or your Target Bonus opportunity is reduced below the levels specified under this Contract, (C) you are assigned duties that are materially inconsistent with your position with the Company or (D) in the event that any other person or entity acquires all or substantially all of the Company’s business, the Company fails to obtain the assumption of this Contract by the successor; (ii) you give the Company written notice of your intent to terminate your employment as a result of such event and provide the specific reasons therefore within sixty (60) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of your written notice; and (iv) you terminate employment no later than fifteen (15) days following the end of such thirty (30) day period.

1.1. You will report directly and exclusively to the Chief Executive Officer of the Parent or any individual as is mutually agreeable to you and the Company.

1.2.You warrant that by entering into this Contract or any other arrangements with the Company or a Group Company you will not be in breach of or subject to any express or implied terms of any contract with or other obligation to any third party binding on you, including without limitation, any notice period or the provisions of any restrictive covenants or confidentiality obligations arising out of any employment with any other employer or former employer.

1.3.You warrant that at the time of entering into this Contract you have the right to work in the United Kingdom and you agree to provide to the Company copies of all relevant documents in this respect at the request of the Company. If at any time during the course of this Agreement you cease to have the right to work in the United Kingdom, the Company may terminate your employment.

1.4.You may be providing services to a Company that is regulated by the Central Bank of Ireland (“CBI”), the UK’s Financial Conduct Authority (“FCA”) and/or the Prudential Regulation Authority (“PRA”). This means the Company, and certain employees, must comply with the applicable regulators’ codes of practice, Fitness and Probity Standards and other corporate governance guidelines in place from time to time (the “Standards”).  Although your current role is not subject to any Standards, in the future, should your role change or for any other reason should your employment be subject to these Standards, you accept that your employment and continued employment will be subject to compliance with these Standards.  If these Standards apply to you, you undertake to notify the Company immediately of any change in your circumstances that could reasonably be expected to compromise your ability to comply with the Standards. Failure to meet these Standards may result in an investigation by the CBI, PRA, FCA, Lloyds and/or the Company, and may result in disciplinary action being taken against you up to and including the termination of your employment.

2.JOB TITLES AND DUTIES

1.1.You shall serve the Company as Group Chief Underwriting Officer or in any other capacity as you and the Company may agree. The nature of the Company’s business may result in changes occurring to the content of your role from time to time. You may also be required to carry out such additional or alternative tasks as may from time to time be reasonably required of you.

1.2.The Company reserves the right to appoint any other person to act jointly or in conjunction with you.

1.3.You will be expected to devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities to the Company and its direct and indirect affiliates (collectively, the “Parent Group”) on an exclusive basis, as requested by the Chief Executive Officer of the Parent, and shall faithfully and diligently endeavour to promote the business and best interests of the Company and its subsidiaries and affiliates.

Anything herein to the contrary notwithstanding, nothing shall preclude you from (i) upon the written prior approval of the Parent’s Board, serving on the board of directors of another corporation or a trade association; (ii) serving on the board of charitable organizations, (iii) engaging in charitable, community and other business affairs, and (iv) managing your personal investments and affairs; provided such activities do not, in the reasonable judgment of the Company, materially conflict with or interfere with the proper performance of your responsibilities and duties hereunder.

1.4.Except as provided in clause 2.3 above, you may not, without the prior written consent of the Company, engage, whether directly or indirectly in any business or employment which is similar to or competitive with the business of the Company or which may impair your ability to act at all times in the best interests of the Company.

3.PLACE OF WORK

1.1.Your place of work will be at the Company’s London office or such other place of business as the Company may reasonably require. You may also be expected to work at other locations as reasonably directed by the Company either on a temporary or permanent basis. In addition, you may be required to travel within the UK or abroad to carry out your responsibilities.

1.2.During your period of employment, you may also be required to work for a Group Company or at another office or location for such period(s) of time as the Company may reasonably require.

4.REMUNERATION

1.1.During the Employment Term, your annual base salary will be £375,000 per annum, less any deductions required by law (the base salary as may be increased from time to time referred to as “Base Salary”). It shall be paid in equal instalments monthly in arrears on or around the 24th of each month by credit transfer directly to your bank account or in such other manner not inconsistent with the manner in which other similarly situated executives are paid.

1.2.You agree that the Company may deduct from the Base Salary or any other sum due to you (including any pay in lieu of notice) any amounts due to any Group Company.

1.3.Your Base Salary shall be reviewed annually beginning at the end of the first complete calendar year of your employment.

1.4.During the Employment Term, you will be eligible to participate in the Parent’s Executive Long-Term Equity Compensation Program (the “Program”) as it may be amended from time to time, or a successor program, with an annual target equity award valued at $400,000, with the number of restricted stock units granted pursuant to the Company’s Long-Term Equity Compensation Plan as it may be amended from time to time, or any successor plan, unless prohibited by such successor plan (“Restricted Stock Units”) subject to: (i) the rules of the Program, which may include adjustment of the target award value or an actual award which varies from the target based on the Parent’s achievement of certain performance objectives, and (ii) an award agreement in such form as the Human Capital and Compensation Committee of the Parent may determine from time to time. Any such award granted under the Program shall be subject in all respects to the Parent’s Executive Compensation Recoupment Policy, as it may be amended from time to time, or any successor policy thereto

5.DISCRETIONARY BONUS

1.1.During the Employment Term, you will be eligible to earn an annual cash bonus ("Annual Bonus"). Your target Annual Bonus is 100% of your then current Base Salary if the Parent achieves certain performance objectives and subject to your individual performance pursuant to the Parent’s Annual Incentive Plan. Except as provided in Section 20 below, the Annual Bonus for each period will be paid only if you are actively employed with the Company on the date of disbursement. Any Annual Bonus payable hereunder shall be paid in the calendar year following the applicable fiscal year of the Parent, after it has been determined by the Human Capital and Compensation Committee of the Parent. Any such Annual Bonus shall be subject in all respects to the Parent’s Executive Compensation Recoupment Policy, as it may be amended from time to time, or any successor policy thereto.

1.2.Any such bonus payment shall not form part of your contractual remuneration under this Contract. If the Company makes a bonus payment to you in respect of a particular financial year of the Company, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

6.PENSION SCHEME

1.1.You are eligible to participate in the Company’s pension scheme subject to and in accordance with the terms of the Scheme and in all cases at the discretion of the Company. The Company’s contribution will be 12.5% of your base salary. Pension contributions will begin from your commencement date of employment and you will be subject to the terms and conditions of the Pension Scheme.
1.2.The Company currently operates “Salary Sacrifice” in conjunction with the Company’s pension scheme. By participating in Salary Sacrifice you would be agreeing to a reduction in your base salary in exchange for an equivalent (additional) Company contribution to the pension scheme on your behalf. If you do not wish to participate in the Salary Sacrifice arrangement and prefer contributions to be taken from net pay, please contact the UK Benefits Team.

7.OTHER BENEFITS

1.1.From the commencement of your employment you shall be entitled, subject to any eligibility requirements or policy terms, to Life Assurance, Group Income Protection and Private Medical Insurance. The Company operates a flexible benefits scheme and you are entitled to select from a range of benefits at your discretion to suit your individual needs.

The range of benefits is non-contractual and the current options available are set out in the Benefits Schedule.

1.2.The Company reserves the right to terminate any or all of the schemes referred to in clauses 6 and 7 or to amend them at any time without compensation.

1.3.All insured benefits are subject to the policy terms and conditions upon which they are incepted or renewed. Private Medical Insurance is offered to you and, if appropriate, to your spouse/same sex civil partner and/or dependent children meeting the underwriting criteria acceptable to the Company. In the event that an insurer of any insured benefit provided to you under this Contract does not meet a claim made by you or on your behalf, then you shall have no claim against the Company in respect of that insured benefit.

8.EXPENSES

1.1.The Company shall reimburse all reasonable out of pocket expenses properly incurred by you in the performance of your employment duties provided you follow the Company’s guidelines/allowances in force at the relevant time and provided that you shall, where reasonably practicable, provide the Company with vouchers, invoices or such other evidence of such expenses as the Company may reasonably require.

9.HOURS OF WORK

1.1.Your normal working hours are 35 hours per week, Monday to Friday, with one hour for lunch on each working day. From time to time you may be required to work such other hours as the Company considers necessary for you to perform your duties for which no further remuneration is payable.

1.2.By entering into this Agreement you confirm, for the purposes of the Working Time Regulations 1998 (“the Regulations”), that you agree to work in excess of 48 hours per week if and when required. You may vary this additional hours consent by giving three months’ notice in writing to the human resources department. Please see the Working Time Policy in the Employee Handbook.

10.HOLIDAYS

1.1.In addition to the UK public holidays you will be entitled to 25 working days' paid holiday in each calendar year. The holiday will accrue on a pro rata basis throughout each calendar year.

1.2.Holidays may only be taken at such time or times as are approved beforehand by your manager. You must give reasonable notice of proposed holiday dates.

1.3.Manager approval is required for carryover in excess of five days (up to maximum of ten days) untaken holiday into the next calendar year. You will not generally be permitted to take more than 15 consecutive working days’ holiday at any one time.

1.4.Upon termination of your employment you will receive pay in lieu of accrued but untaken holiday and the Company may deduct an appropriate sum in respect of days taken in excess of your pro rata entitlement from your final remuneration. The Company may require you to take any unused holiday entitlement during a Garden Leave period.

11.SICKNESS AND OTHER ABSENCE

1.1.If you are unable to attend at work by reason of sickness or injury or any authorised reason you must inform the Company as soon as possible on the first day of absence, and in any event not later than 10:00 on the first day of absence and, in the case of absence of uncertain duration, you must keep the Company regularly informed of the reason for your continued absence and your likely date of return. You are expected to observe this rule very strictly since failure to do so entitle the Company to stop payment in respect of each day you fail to notify the Company.

1.2.If your absence, due to sickness or injury, is for less than seven (7) days, on your return to work you are required to immediately complete a self-certification form available from Payroll/HR. If your absence continues for more than seven (7) consecutive days (whether or not working days) you must provide the Company with a doctor's certificate from the seventh consecutive day of sickness or injury. This doctor’s certificate must be provided to the Company promptly following the seventh consecutive day of absence. If illness continues after the expiry of the first certificate further certificates must be provided promptly to cover the whole period of absence.

1.3.Whether absent from work or not, you may be required to undergo a medical examination by a Company doctor and your consent will be sought for a report to be sent to the Company.

1.4.Provided that your sickness or injury leave is legitimate and that you comply with the sickness notification procedure set out above, you will continue to be paid normal salary for a period of up to six (6) months inclusive of statutory sick pay. However, any sums paid in excess of statutory sick pay will be at the Company’s sole discretion.

1.5.If due to sickness or injury you are unable to perform your normal duties, you may be required to undertake appropriate or reasonable alternative duties. Failure to comply with any reasonable request may entitle the Company to withhold the payment of the Company’s sick pay. This does not affect your right to statutory sick pay.

1.6.The payment of sick pay in accordance with this clause is without prejudice to the Company’s right to terminate this Agreement on the grounds of incapacity prior to the expiry of your right to payments irrespective of any permanent health or permanent or long term disability insurance scheme in force in relation to you.

12.GARDEN LEAVE

1.1.The Company reserves the right to require that you do not attend the Company premises or have contact with other employees or clients of the Company. This includes any period or part of any period during which you are serving notice as set out in clause 12 below (referred to in this Agreement as “Garden Leave”).

1.2.You will continue to owe all other duties and obligations (whether express or implied including fidelity and good faith) during such period of Garden Leave. During any period of Garden Leave you shall continue to receive full pay and benefits.

1.3.In the event that you are placed on Garden Leave, the Company is entitled to provide you with no duties or such duties as the Company shall in its absolute discretion determine. By placing you on Garden Leave, the Company will not be in breach of this Contract or any implied duty of any kind whatsoever nor will you have any claim against the Company or any Group Company in respect of any such action.

1.4.During any period of Garden Leave you will remain readily contactable and available for work. In the event that you are not available for work having been requested by the Company to do so, you will, notwithstanding any other provision of this Contract, forfeit any right to salary and contractual benefits.

1.5.During any period of Garden Leave, the Company may require you to deliver up any Confidential Information or property of the Company and upon instruction, delete any emails, spreadsheets or other Confidential Information and you will confirm your compliance with this clause 12.5 in writing if requested to do so by the Company.

1.6.During any period of Garden Leave, the Company may require you to take any outstanding holiday entitlement.

13.NOTICE PERIOD

1.1.Notwithstanding Clause 12 above the Company may in its absolute discretion:

(i)Require you to perform only such portion of your normal duties as it may allocate to you from time to time;

(ii) Require you not to perform any of your duties;

(iii)Require you not to have any contact with customers or clients of the Company nor any contact (other than purely social contact) with such employees of the Company as the Company shall determine;

(iv) exclude you from any premises of the Company.

1.2.If the Company elects to take such action as set out in clause 13.1 above such an election by the Company shall not constitute a breach by the Company of this Contract.

14.TERMINATION WITH NOTICE

1.1.If either party wishes to terminate your employment, it should give to the other six months’ notice in writing. This does not preclude the Company from terminating your employment without notice in certain circumstances, and does not preclude you from terminating employment for Good Reason (subject to meeting the requirements for a “Good Reason” termination as described in Clause 20).

1.2. The Company reserves the right in its absolute discretion to give written notice to terminate your employment forthwith and to make a payment to you in lieu of salary for all or any un-expired part of the notice period. For the avoidance of doubt, any payment in lieu made pursuant to this clause 14.2 will not include any element in relation to:-

(i)any bonus payments that might otherwise have been due to you during the period for which the payment in lieu is made; and

(ii)any payment in respect of any holiday entitlement that would have accrued during the period for which the payment in lieu is made.

1.3. You are required to mitigate any loss where this Contract is terminated in accordance with this clause and any payment in lieu of notice may be reduced to take account of mitigation or any failure to mitigate on your part.

15.TERMINATION WITHOUT NOTICE

1.1.Your employment may be terminated immediately without notice where you:

(i)commit gross misconduct which includes, but is not limited to, dishonesty, fraud, theft, being under the influence of alcohol or drugs at work, causing actual or threatening physical harm and causing damage to company property;

(ii)breach of a fiduciary duty;

(iii)are adjudicated bankrupt;

(iv)commit a material or repeated breach of your duties or any of the provisions of this Contract or fail to observe the lawful directions of the Company as determined by the CEO;

(v)are convicted of a criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which a non-custodial sentence is imposed);

(vi)fail to reach performance requirements set by the Company after receiving a written warning regarding your performance from the Company or you are disqualified or restricted from practising a profession which is essential to the performance of the duties of your position;

(vii)act in a manner which in the opinion of the Company, brings the Company into disrepute or otherwise prejudices or is considered likely to prejudice the reputation of the Company;

(viii)in the reasonable opinion of the Company, are guilty of any serious negligence in connection with or affecting the business or affairs of the Company; and

(ix)are deemed not to meet the Fitness and Probity Standards set by the Central Bank of Ireland, the UK’s Financial Conduct Authority and/or Prudential Regulation Authority (if applicable);

provided, however, that no such termination shall be effective pursuant to this Clause 15.1 unless you have been provided with notice of the event constituting grounds for termination pursuant to this Clause and, to the extent such event is capable of being cured, you have failed to cure such event within 30 days after receiving such notice.

1.2.Any delay or forbearance by the Company in exercising any right of termination in accordance with clause 14 will not constitute a waiver of such right.

1.3.The termination by the Company of your employment will be without prejudice to any claim which the Company may have for damages arising from your breach of this Contract.

16.DISCIPLINARY, DISMISSAL AND GRIEVANCE PROCEDURES

1.1.A copy of the Company’s disciplinary; dismissal and grievance policies are set out in the Employee Handbook. These policies do not form part of your contract of employment.

1.2.The Company reserves the right to suspend you on full pay and benefits at any time for a reasonable period to investigate any matter that it reasonably believes you may be or may have been involved.

17.OUTSIDE EMPLOYMENT, CONFIDENTIAL INFORMATION, CONFLICTING INTERESTS AND RETURN OF COMPANY PROPERTY

1.1.For the purposes of this Contract, the expression “Confidential Information” shall include, but not be limited to, information which relates to any and all information (whether or not recorded in documentary form or on computer disk or tape) which may be imparted in confidence or which is of a confidential nature or which you may reasonably regard as being confidential or a trade secret concerning the business, business performance or prospective business, financial information or arrangements, plans or internal affairs of the Company, any Group Company or any of their respective or prospective customers including without prejudice to the generality of the foregoing all client or customer lists, all information, records and materials relating to underwriting premiums or quotes, income and receipts, claims records and levels, renewals, policy wording and terms, reinsurance quotas, profit commission, syndicate projections and forecasts, broker lists, know how, price sensitive information, technical information, reports, interpretations, forecasts, records, corporate and business plans and accounts, business methods, financial details, projections and targets, remuneration and personnel details, planned products, planned services, marketing surveys, research reports, market share and pricing statistics, budgets, fee levels, computer passwords, the contents of any databases, tables, know how documents or materials, commissions, commission charges, pricing policies and all information about research and development, the Company’s or any Group Company's suppliers', customers' and clients' names, addresses (including email), telephone, facsimile or other contact numbers and contact names, the nature of their business operations, their requirements for services supplied by the Company or any Group Company and all confidential aspects of their relationship with the Company or any Group Company.

1.2.You shall not, without the prior written consent of the Company, either solely or jointly, directly or indirectly, carry on or be engaged, concerned or interested in any other trade or business, including, but not limited to, carrying on business with the Company’s suppliers or dealers, save that nothing in this clause 17.2 shall prevent you from holding (with the prior written consent of the Company which shall not be unreasonably delayed or withheld) up to three percent (3%) of the issued equity share capital of any company where those equity shares are listed on a recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000) or traded on the Alternative Investment Market of the London Stock Exchange. Failure to secure advance permission in accordance with this clause may result in summary dismissal.

1.3.You will not (except with the prior written consent of the Company) other than in the proper course of your duties during the continuance of this Contract, or at any time thereafter:

(i)disclose or use for your own or for another's purpose or benefit any Confidential Information of which you may learn while in the employment of the Company except as required by a court of law or any regulatory body or that which may be in or become part of the public domain other than through any act or default on your part;

(ii) copy or reproduce in any form or by or on any media or device or allow others access to copy or reproduce any documents (including without limitation letters, facsimiles and memoranda), disks, memory devices, notebooks, tapes or other medium whether or not eye-readable and copies thereof on which Confidential Information may from time to time be recorded or referred to ("Documents"); or

(iii)remove or transmit from the Company or any Group Company's premises any Documents on which Confidential Information may from time to time be recorded.

1.4.Upon termination of your employment for any reason by either party, you must immediately return to the Company all company property including but not limited to documents, papers, records, keys, credit cards, security passes, accounts, specifications, drawings, lists, correspondence, catalogues or the like relating to the Company's business which is in your possession or under your control and you must not take copies of the same without the Company's express written authority.

18.RESTRICTIVE COVENANTS

For the purpose of this clause the following expressions shall have the following meanings:-
"Prospective Customer" shall mean any person, firm, company or other business who was at the Termination Date negotiating with the Company or with any Group Company with a view to dealing with the Company or any Group Company as a customer;

"Restricted Business" shall mean any business that you have been engaged in during the twelve month period ending with the Termination Date;

"Restricted Customers" shall mean any person, firm, company or other business who was at any time in the twelve month period ending with the Termination Date a customer of the Company or any Group Company;

"Restricted Period" shall mean (a) the period of six (6) months from the Termination Date with respect to Clauses 18.1(i)-(iii) and (b) the period of twelve (12) months from the Termination Date with respect to Clause 18.1(iv); and

"Termination Date" shall mean the date on which your employment under this Agreement terminates either due to you or the Company terminating in accordance with the terms of the Agreement or in breach of the terms of this Agreement.
1.1.During the course of your employment hereunder you are likely to obtain Confidential Information relating to the business of the Company or any Group Company and personal knowledge and influence over clients, customers, employees of the Company or any Group Company. You hereby agree with the Company that to protect the Company’s and any and all Group Company's business interests, customer connections and goodwill and the stability of its or their workforce, that you will not during the Restricted Period (and in respect of sub-Clauses (v) and (vi) below only, at any time):

(i)compete with the business of the Company or any Group Company by being directly or indirectly employed or engaged in any capacity by any person, firm or company which engages in or provides Restricted Business to Restricted Customers or Prospective Customers;

(ii)compete with the business of the Company or any Group Company either on your own account or for any person, firm or company directly or indirectly by having any business dealings or transacting business in relation to Restricted Business with any Restricted Customer or Prospective Customer of the Company or Group Company and with whom you personally dealt in respect of Restricted Business;

(iii)compete with the business of the Company or any Group Company either on your own account or for any person, firm or company directly or indirectly in relation to the supply of Restricted Business by soliciting or endeavouring to solicit or entice the business or custom of any Restricted Customer or Prospective Customer and with whom you personally dealt in respect of Restricted Business;

(iv)either on your own account or for any person, firm or company, directly or indirectly solicit or entice away or endeavour to solicit or entice away or offer to employ or engage any director or employee of the Company or any Group Company with whom you have had material personal dealings in the twelve (12) months prior to the Termination Date whether or not such person would be in breach of contract as a result of such employment or engagement;

(v)from the Termination Date for the purpose of carrying on any trade or business represent or allow you to be represented or held out as having any present association with the Company or any Group Company; and

(vi)from the Termination Date carry on any trade or business whose name incorporates the word AXIS or any deviation or extension thereof which is likely or which may be confused with the name of the Company or any Group Company.

1.2.While the restrictions set out in clause 18.1 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions set out in clause 18.1 shall apply with such deletions or restrictions or limitations as the case may be.

1.3.The restrictions contained in Clause 18.1 are held by the Company for itself and on trust for any other Group Company and shall be enforceable by the Company on their behalf or by any Group Company (at their request). You shall during the employment hereunder enter into direct agreements with any Group Company whereby you will accept restrictions in the same or substantially the same form as those contained in Clause 18.1.

1.4.In the event that the Company exercises its rights and places you on Garden Leave under Clause 12, the Restricted Period shall not be reduced by any period/s spent by you on Garden Leave prior to the Termination Date.

1.5.During the Restricted Period you shall provide a copy of the restrictions contained at Clauses 17 and 18 to any employer or prospective employer or any other party with whom you become or will become engaged or provide service or services to.

19.INTELLECTUAL PROPERTY

1.1.You agree that all inventions, improvements, products, designs, specifications, trademarks, service marks, discoveries, formulae, processes, software or computer programs, modifications of software or computer programs, data processing systems, analyses, techniques, trade secrets, creations, ideas, work product or contributions thereto, and any other intellectual property, regardless of whether patented, registered or otherwise protected or protectable, and regardless of whether containing or constituting Trade Secrets or Confidential Information as defined in this Agreement (referred to collectively as Intellectual Property), that were conceived, developed or made by you during the period of your employment by the Company and that relate directly to the Company’s insurance and reinsurance business and any other business in which the Company was engaged as of the date of your termination of employment with the Company (the Proprietary Interests), shall belong to and be the property of the Company.

1.2.You further covenant and agree that you will: (i) promptly disclose such Intellectual Property to the Company; (ii) make and maintain for the Company, adequate and current written records of your innovations, inventions, discoveries and improvements; (iii) assign to the Company, without additional compensation, the entire rights to Intellectual Property for the United States and all foreign countries; (iv) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling the Company to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to Intellectual Property and to enable the Company to protect its proprietary interests therein; and (v) give testimony, at the Company’s expense, in any action or proceeding to enforce rights in the Intellectual Property.

1.3.You further covenant and agree that it shall be conclusively presumed as against you that any Intellectual Property related to the Proprietary Interests described by you in a patent, service mark, trademark, or copyright application, disclosed by you in any manner to a third person, or created by you or any person with whom you have any business, financial or confidential relationship, within one (1) year after cessation of your employment with the Company, was conceived or made by you during the period of employment by the Company and that such Intellectual Property be the sole property of the Company.

1.4.Nothing in this Section 19 shall be construed as granting or implying any right to you under any patent or unpatented intellectual property right of the Company, or your right to use any invention covered thereby.

1.5.In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose any information protected by clauses 18 and 19 (collectively, Restricted Material,) you agree to provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, you may furnish that portion (and only that portion) of the Restricted Material which you are legally compelled to disclose and will exercise your reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Restricted Material so furnished.

20.SEVERANCE BENEFITS

1.1.In the event that your employment with the Company shall terminate for any reason, and except as otherwise set forth in this Contract the Company’s sole obligation hereunder shall be to pay to you any accrued but unpaid Base Salary for services rendered to the date of termination, any bonus awarded by the Human Capital and Compensation Committee in respect of a prior year’s target Annual Bonus but not yet paid as of the date of termination, any accrued but unpaid expenses required to be reimbursed under this Contract, any unused vacation accrued to the date of termination. For the sake of clarity, this Section 20.1 does not limit any rights you may have under the Company’s retirement or welfare plans. Additionally, the parties acknowledge and agree that any amounts described in Section 20 shall be offset in an amount equal to and to the extent the Company is required to pay additional or other severance benefits not described herein by U.K. statute, regulation or otherwise.

1.2.Death. In the event your employment is terminated due to your death pursuant to Clause 1.2.1, then in addition to the amounts provided under Clause 20.1 above:

1.6.1.Your beneficiary will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination; and

1.6.2.All outstanding and unvested Restricted Stock Units and other equity awards shall immediately vest upon said termination.

1.3.Disability. In the event that the Company terminates your employment due to your disability, pursuant to Clause 1.2.2 above, then in addition to the amounts provided under Clause 20.1 above:

1.6.1.You will be paid a pro-rata portion of your Annual Bonus that you would have been entitled to receive for the calendar year in which your termination occurs, based on the number of days you were employed by the Parent Group during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination; and

1.6.2.All outstanding and unvested Restricted Stock Units and other equity awards shall immediately vest upon the date of your termination.

1.4.Termination by the Company without Cause or by you for Good Reason. In the event that the Company terminates your employment without Cause or you terminate your employment for Good Reason, then conditioned on your compliance with this Contract during any applicable notice period, then in addition to the amounts you have received during the notice period and any other accrued salary and benefits earned through your Termination Date, but subject to your timely satisfaction of the condition precedent in Clause 20.6 below, the following will be provided to you following the Termination Date:

1.6.1.You will be paid a lump sum amount equal to six (6) months base salary at the rate in effect immediately prior to said termination, to be paid no later than sixty (60) days following your termination;

1.6.2.With respect to the discretionary annual bonus for the calendar year prior to the calendar year in which your termination occurs (to the extent not previously paid), you will be excused from the requirement in Clause 5.3(iii) that you must be actively employed with the Company on the date of disbursement in order to receive such bonus payment, and the bonus will be paid during the period set forth in Clause 20.1.1 above;
1.6.3.You will be paid an amount equal to 65% of your Target Bonus for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;
1.6.4.You will be paid a pro-rata portion of your Target Bonus for the calendar year in which your termination occurs, based on the number of days you were employed by the Company during such year and calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination;
1.6.5.For so long as you shall remain in full compliance with the obligations set forth in Clauses 17 through 19, and conditioned on such continued compliance, all Restricted Stock Units and other equity awards previously awarded to you which have not vested as of the date of your termination, if any, shall continue to vest on the applicable dates set forth in the applicable award agreements.
1.5.Termination by the Company without Cause or by you for Good Reason Following Change in Control. In the event that within twenty-four (24) months following a Change in Control as defined below the Company terminates your employment without Cause or you terminate your employment for Good Reason, then you shall be entitled to the same payments and benefits described in Clause 20.4 above subject to the terms thereof, except that:

1.6.1.for purposes of Clause 20.4.3, you will be paid an amount equal to 1.65 times our Target Bonus for the calendar year in which your termination occurs, calculated as if all targets were met, to be paid in a lump sum no later than sixty (60) days following your termination; and
1.6.2.for purposes of Clause 20.4.5, all outstanding and unvested Restricted Stock Units and other equity awards shall immediately vest upon said termination.
1.6.Release of Claims and Settlement Agreement. No severance benefits or payments provided pursuant to this Clause 20 will be provided to you unless you execute a settlement agreement in the Company's standard terms within 45 days of the termination of your employment.

1.7.Certain Definitions. For purposes of this Clause 20, the terms set forth below shall have the following definitions:

1.6.1.“Cause” means an involuntary termination of your employment pursuant to Clause 15.1.
1.6.2.“Change of Control” has the meaning assigned to such term under the Axis Capital Holdings Limited Amended and Restated 2017 Long-Term Equity Compensation Plan.
1.6.3.“Good Reason” means a termination of your employment means your termination of employment pursuant to Clause 1.2.6
21.BUSINESS CONDUCT

1.1.Upon joining the Company and every year thereafter you will be required to sign a certificate that you fully understand your responsibilities to comply with the Code of Business Conduct and that you know of no violations of the Code of Business Conduct or, if there have been violations requiring disclosure, that they have been disclosed to your line manager or the General Counsel of AXIS Capital Holdings Limited.

22.COLLECTIVE AGREEMENTS

1.1.There are no collective agreements which directly affect your terms and conditions of employment.

23.DATA PROTECTION

1.1.You confirm that you have read and understood the Data Protection Policy and Employee Privacy Notice, which are available on the Company’s intranet site. The Company may change its Data Protection Policy at any time and will notify you in writing of any changes. You agree that you will comply with the Company’s Data Protection Policy in processing personal data about any individual in the course of your work.

24.THIRD PARTY RIGHTS

1.1.A person who is not a party to this Contract may not under the Contracts (Rights of Third Parties) Act 1999 enforce any of the terms contained herein.

25.GROUP COMPANIES

1.1.In this Agreement “Group Company” means a subsidiary or affiliate and any other company which is for the time being a holding company of the Company or another subsidiary or affiliate of any such holding company as defined by the Companies Act 1985 (as amended) and includes the Parent and any subsidiary or affiliate of the Parent and ‘Group Companies’ will be interpreted accordingly.

1.2.You may be providing services to a company that is authorized and supervised by the Irish Financial Supervisory Regulatory Authority and/or the UK’s Financial Conduct Authority and Prudential Regulation Authority. You should become familiar with the Company’s regulatory permissions and consult the Compliance Officer should you have any questions.

26.ENTIRE AGREEMENT

1.1.These terms and conditions constitute the entire agreement between the Company and you and supersede any other agreement whether written or oral previously entered into.

27.JURISDICTION AND CHOICE OF LAW

1.1.This Contract shall be governed by and interpreted in accordance with the laws of England and Wales, without regard to the conflict of laws principles thereof, and the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Contract.

28.NOTICES

1.1.Any notices with respect to this Contract shall be in writing and shall be deemed given if delivered personally (upon receipt), sent by facsimile (which is confirmed) or sent by first class post addressed, in the case of the Company, to its registered office for the attention of the human resources department and in your case addressed to your address last known to the Company.

29.SEVERABILITY

1.1.In the event that any condition contained in this contract is held to be void in whole or in part for any reason, such unenforceability will not affect the enforceability of the remaining conditions contained in this letter and such void conditions will be deemed to be severable.

30.RESIGNATION FROM DIRECTORSHIPS AND OTHER OFFICES

1.1.In addition, upon your termination of employment with the Company for any reason, you agree to resign from all directorships and other offices that you hold in connection with your employment with the Company (including any directorships with subsidiaries or other affiliates of the Company) effective as of any date during the notice period.

31.POWER OF ATTORNEY

1.1.You hereby irrevocably appoint any director of the Company, as your authorised attorney, to execute all documents and do everything necessary in your name and on your behalf to:

1.6.1.Give the Company the full benefit of the provision of clause 19

1.6.2.Effect your resignation in accordance with clause 30.1.

Executed and delivered as a deed on 19.1.23 by Dan Draper:

Signature    /s/ Dan Draper………………………………………………………………………

In the presence of this witness:

Witness signature    /s/ Paul Hibberd………………………………………………………………………

Name of witness    Paul Hibberd………………………………………………………………………

Address of witness    […………………]……………………………………………………

    ………………………………………………………………………

Executed and delivered as a deed on 1.19.23 by Axis UK Services Limited acting by Claire Butler, a director: -

Signature    /s/ Claire Butler………………………………………………………………………

In the presence of this witness:

Witness signature    /s/ Katherine Taylor………………………………………………………………………

Name of witness    Katherine Taylor………………………………………………………………………

Address of witness    […………………]………………………………………………

    ………………………………………………………………………